Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TurboChef Technologies, Inc.
Dallas, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 regarding the TurboChef Technologies, Inc. 2003 Stock Incentive Plan of our report dated March 15, 2003, except as to Note 2 of the Notes to Financial Statements which is as of November 18, 2004, relating to the financial statements of TurboChef Technologies, Inc. appearing in its Form 10-K for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Dallas, Texas
September 19, 2005